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                               PURCHASE AGREEMENT

                                      AMONG

                             J. CHRISTOPHER STUHMER

                             CHRISTOPHER HOMES, LLC

                         FORTRESS HOLDING-VIRGINIA, INC.

                                       AND

                            THE FORTRESS GROUP, INC.



                              DATED: APRIL 5, 2001


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                               PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (this "Agreement") is made as of this 5th day of April, 2001, among J. Christopher Stuhmer, an individual residing in Las Vegas, Nevada (the "Purchaser"), Fortress Holding-Virginia, Inc., a Delaware corporation (the "Seller"); Christopher Homes, LLC, a Nevada limited liability company ("Christopher Homes" or the "Acquired Company"); and The Fortress Group, Inc., a Delaware corporation ("Fortress").

        WHEREAS, the Acquired Company is engaged in the business of constructing and selling residential single-family homes in the State of Nevada (the "Business"),

        WHEREAS, Seller owns all of the outstanding membership interests in the Acquired Company (the "Interests"),

        WHEREAS, Seller desires to sell, transfer, and assign to Purchaser, and Purchaser desires to purchase and acquire all of the Interests for the consideration and on the terms set forth in this Agreement,

        NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                SALE OF INTERESTS

        1.1 INTERESTS. Upon the terms and subject to the conditions set forth herein and in reliance on the respective representations and warranties of the parties, the Seller will sell and transfer all of the Interests to Purchaser, and Purchaser will purchase the Interests from the Seller on the Closing Date and at the time and place of Closing referred to below, for the consideration and in accordance with the provisions of Section 2.1 hereof.


        1.2 CONSENTS. Promptly after the date hereof and except as otherwise provided herein, Seller and the Acquired Company shall use reasonable efforts to obtain all approvals, consents, notices, and waivers required to transfer the Interests to the Purchaser (collectively, the "Consents"), in form and substance reasonably satisfactory to the Purchaser. Seller shall promptly notify Purchaser following the receipt of any Consent. Schedule 4.4 hereto describes each Consent.

        1.3 TRANSFER TO THE PURCHASER SUBSIDIARY. At the election of the Purchaser, at Closing the Seller shall transfer the Interests to such newly formed entity as Purchaser shall designate in writing to Seller before the Closing date ("Purchaser Entity"). In such case the agreements, covenants, indemnifications, and representations and warranties of the Seller set forth herein shall also be for the benefit of the Purchaser Entity. If Purchaser elects to have title transferred at Closing to Purchaser Entity, Purchaser and


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Purchaser Entity shall be subject to and bound by the duties, covenants, indemnifications, liabilities, representations, and warranties of Purchaser set forth herein. Moreover, the Purchaser Entity shall be deemed to have made all of the representations and warranties set forth in Article V as of the Closing Date.

                                   ARTICLE II
                       CONSIDERATION AND MANNER OF PAYMENT

        2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Interests and the terms of payment will be as follows:

               (a) $1.00 Cash. At Closing Purchaser shall pay to Seller $1.00 cash.

               (b) Promissory Note. At Closing Purchaser and Michelle Stuhmer shall deliver to Seller a promissory note signed by each of them, substantially in the form and to the effect of the promissory note attached hereto as Exhibit A and made a part hereof (the "Promissory Note").

                                   ARTICLE III
                                     CLOSING

        3.1 TIME AND PLACE OF CLOSING. The purchase and sale provided for in this Agreement will take place at the offices of Thorndal, Armstrong, Delk, Balkenbush & Eisinger, 1100 E. Bridger Avenue, Las Vegas, Nevada 89101, or at such other place as the parties may agree upon, at 10:00 a.m. (local time) on August 31, 2001 (the "Closing", sometimes referred to as the "Closing Date") or such sooner date as the parties may agree in writing.

        3.2 DELIVERIES. At Closing, the Seller, Acquired Company and Purchaser will respectively deliver the closing documents as set forth in the Deliveries Check List attached as Exhibit B hereto and hereby incorporated by reference (the "Deliveries Check List").

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF ACQUIRED COMPANY
                                  AND PURCHASER

        The Acquired Company and Seller each jointly and severally represent and warrant to Purchaser as follows:

        4.1 CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. The Acquired Company is a limited liability company validly existing and in good standing under the laws of the State of Nevada. Seller and the Acquired Company have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby.



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The execution and delivery of this Agreement by the Acquired Company and Seller and performance by them of their obligations under this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each, in accordance with applicable law and the respective Certificate of Incorporation and By-laws and Certificate of Formation and operating agreements of the entities. This Agreement has been duly and validly executed and delivered by the Acquired Company and Seller and constitutes the valid and binding obligations of each, enforceable in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws of general applicability relating to or affecting creditors' rights generally, or the application of equitable principles.

        4.2 CAPITALIZATION. The entire capital interests of the Acquired Company is listed on Schedule 4.2 and is held only by Seller. No legend or other reference to any purported encumbrance appears upon any certificate representing the Interests of the Acquired Company. All of the outstanding interests of the Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no voting agreements, voting trusts or other agreements (including cumulative voting rights), commitments or understandings with respect to any of the Interests.

        4.3 CERTIFICATE OF FORMATION, OPERATING AGREEMENT, OFFICERS. True and complete copies of the Certificate of Formation, and all amendments thereof to date, and the operating agreement, as amended, have been delivered to Purchaser.
Schedule 4.3 is a true and complete list of all of the officers and managers of the Acquired Company.

        4.4 NO CONFLICT. Except for the Consents described on Schedule 4.4 hereto, the execution, delivery or performance of this Agreement, the execution and delivery by Seller of Closing documents, and the consummation of the transactions contemplated hereby will not:

                      (a) conflict with or result in a violation or breach of
               any of the terms, conditions, or provisions of the Certificate of Incorporation and By-laws of Seller or the Certificate of Organization or the Operating Agreement of the Acquired Company;

                      (b) conflict with or result in a violation or breach of
               any term or provision of any Law or Order applicable to Acquired Company (other than such conflicts, violations or breaches (i) which could not in the aggregate be reasonably expected to adversely affect the validly or enforceability of this Agreement or to have a material adverse effect on the Condition of the Business or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser;

                      (c) except as disclosed in Schedule 4.4 hereto or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Condition of the Business or to adversely affect the ability


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               of Seller to consummate the transactions contemplated hereby or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Acquired Company, Seller, or Fortress to obtain any consent or approval of any Person under the terms of, (iv) result in or give to any Person any right of termination, cancellation, or modification under, or (v) result in the creation or imposition of an Lien upon Seller, the Acquired Company, or its assets under, any Contract or License to which the Acquired Company or Seller is a party or by which any of the assets of the Acquired Company are bound.

               Under a heading "Consents", Schedules 4.4 describes each Consent. It is hereby stipulated by Purchaser that the imposition of an assumption fee or legal fees as a condition of providing a Consent shall not be a breach of the representations provided in this Agreement.

        4.5 BALANCE SHEET. Attached as Schedule 4.5 hereto is the unaudited balance sheet of the Acquired Company as of February 28, 2001.

        4.6 LEGAL ACTIONS. Except as disclosed in Schedule 4.6 hereto, there are no actions, suits, proceedings, or claims pending or, to the knowledge of Seller and the Acquired Company, threatened, before or by any court, arbitrator, regulatory authority or government agency against or affecting the Acquired Company or Seller that (i) seek to enjoin or prevent the consummation of the transaction contemplated by this Agreement or (ii) could reasonably be expected to have a material adverse effect on the Condition of the Business.

        4.7 COMPLIANCE WITH LAWS AND ORDERS. The Acquired Company is not in violation of or in default under any Law or Order applicable to the Business the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to materially adverse to the Condition of the Business.

        4.8 REAL PROPERTY. Attached to Schedule 4.8 is a computer printout listing, as of February 28, 2001, each parcel of real property owned by the Acquired Company which is individually or in the aggregate with other owned or leased parcels material to the Condition of the Business.

        4.9 CONTRACTS. Schedule 4.9 hereto contains a true and correct list of
(i) all employment Contracts to which the Acquired Company is a party and (ii) all Contracts relating to Indebtedness of the Acquired Company in excess of $200,000.

        4.10 BROKERS. All negotiations relative to the Agreement and the transactions contemplated hereby have been carried on without the intervention of any other person on behalf of Seller or the Acquired Company in such manner as to give rise to any claim by any other person for a finder's fee, brokerage commission or similar payment.


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                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        5.1 EXECUTION, DELIVERY AND ENFORCEABILITY OF AGREEMENT; VIOLATION. This Agreement has been duly executed and delivered by Purchaser and at the Closing any other documents required hereunder to be executed and delivered by or on behalf of Purchaser will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and the application of equitable principles. Any other agreements required hereto to be executed and delivered by the Purchaser at Closing will constitute the legal, valid and binding agreements of the Purchaser executing the same, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and the application of equitable principles.

        5.2 RESIDENCE AND DOMICILE; BANKRUPTCY. The Purchaser is a resident of, and domiciled in, the state of Nevada. No bankruptcy, insolvency, or receivership proceedings have been instituted or are pending against Purchaser, and Purchaser is able to satisfy his respective liabilities as they become due.

        5.3 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement do not , and the execution and delivery by Purchaser of Closing documents, the performance by Purchaser of its obligations under this Agreement and the Closing documents and the consummation of the transactions contemplated hereby and thereby will not:

               (a) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser (other than such conflicts, violations or breaches which could not in the aggregate be reasonably expected to adversely affect the validly or enforceability of this Agreement or the Closing documents to be delivered by Purchaser).

               (b) except as could not, individually or in the aggregate, reasonably be expected to adversely effect the ability of Purchaser to consummate the transactions contemplated hereby or by the Closing documents to be delivered by Purchaser or to perform its obligations hereunder or at Closing, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent or approval of any Person under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, or modification under, any Contract or License to which Purchaser is a party.


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        5.4 LEGAL ACTIONS. There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting Purchaser that seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

        5.5 BROKERS. All negotiations relative to the Agreement and the transactions contemplated hereby have been carried on without the intervention of any other person on behalf of Purchaser in such manner as to give rise to any claim by any other person for a finder's fee, brokerage commission or similar payment.

                                    ARTICLE VI
                           COVENANTS PRIOR TO CLOSING

        6.1 COOPERATION. Seller, the Acquired Company, and Purchaser shall cooperate fully with each other in furnishing any information or performing any action requested by the other party which is reasonably necessary to the timely and successful consummation of the transactions contemplated by this Agreement.

        6.2 BUSINESS CONDUCT. From the date hereof through the date of Closing, Seller, Fortress, and the Acquired Company covenant and agree that --

               (a) the Business will be conducted only in the ordinary course consistent with past practice.

               (b) the Acquired Company will not distribute any cash to Seller or Fortress if after giving effect to the cash distribution the Debt Ratio would exceed 96.2%.

        6.3 SALE OF FORTRESS. Fortress covenants and agrees that in the event it enters into negotiations (i) to sell all or substantially all of its assets or all of its outstanding common stock or (ii) to merge with another company in a transaction that would close on or before the Closing Date, an agreement to honor the terms and conditions of this Agreement will be a condition of the transaction.

        6.4 LIST OF EMPLOYEES. Within sixty days from the date hereof Purchaser shall deliver to Fortress a tentative, confidential list of those current employees of the Acquired Company that Purchaser will not retain following the Closing Date.

        6.5 DETERMINATION OF PERCENTAGE OF CONSTRUCTION COMPLETED; SCHEDULE.

               (a) On the second business day prior to the Closing Date, an employee of the Acquired Company shall (i) visit each of the Projects in order to make a good faith evaluation, with respect to each unit under construction at such Project, of the Percentage of Construction Completed and (ii) deliver a written certificate to Purchaser and Seller setting forth his or her determination of the Percentage of Construction Completed with respect to each such unit. Such determination shall be deemed final for the purpose of calculating all amounts hereunder or under the



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        Promissory Note, unless objected to by Seller or Purchaser prior to
        Closing. In the event of such an objection, Seller and Purchaser shall in good faith negotiate in order to reach agreement on the Percentage of Construction Completed for each unit under dispute.

               (b) The agreed upon list of the Percentage of Construction Completed shall be used by the parties to develop and attach as a post-execution schedule a Schedule 6.5 that contains the following information with respect to each unit included in the calculation of the Principal Amount of the Promissory Note, organized by Project: (i) lot number, (ii) Percentage of Construction Completed on the lot, (iii) the applicable component of the Accrued Management Fee represented by the lot in question, and (iv) the applicable component of the Profit Participation represented by the lot in question. The format of Schedule
        6.5 shall conform substantially to attached Schedule 6.5.

                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO THE CLOSING

        7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

               (a) Performance of this Agreement. All agreements, covenants, and obligations required by the terms of this Agreement to be performed and complied with by Seller, the Acquired Company, and Fortress on or before the Closing Date shall have been so performed or complied with in all material respects.

               (b) Accuracy of Representations and Warranties. The representations and warranties of Seller and the Acquired Company contained in Article IV of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to an earlier or specific time, in which case they shall be true and correct in all material respects as of such time, and Seller shall have delivered to Purchaser a certificate to that effect, signed on behalf of Seller and the Acquired Company by a duly authorized officer of Seller and the Acquired Company, as the case may be.

               (c) No Legal Obstruction. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.



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               (d) Financing. Prior to ninety days from the date hereof --

                      (i) Bank United (the "Existing Lenders") shall have
               consented in writing to the sale and purchase without a material change in the terms or conditions of its respective credit facility with the Acquired Company in place on the date of this Agreement; or

                      (ii) to the extent one or more of the Existing Lenders
               demands a material change in the terms or conditions of its credit facility as a condition to its consent, Purchaser has either -

                             (A) secured a commitment from the Lender for the
                      amount of the existing credit facility in question on revised terms and conditions reasonably acceptable to Purchaser,

                             (B) secured a commitment from one or more other
                      lenders to replace the facility in question under terms and conditions reasonably acceptable to Purchaser.

               Purchaser covenants to make reasonable efforts to secure the financing.

               (e) Material Adverse Change. Since February 28, 2001 no material adverse change in the Condition of the Business shall have occurred, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Business but also affect other persons who participate or are engaged in lines of business similar to the Business.

        7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Seller:

               (a) Performance of this Agreement. All agreements, covenants, and obligations required by the terms of this Agreement to be performed and complied with by Purchaser on or before the Closing Date shall have been so performed or complied with in all material respects.

               (b) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Article V of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to an earlier or specific time, in which case they shall be true and correct in all material respects as of such time, and Purchaser shall have delivered to Seller a certificate to that effect, signed on by Purchaser.

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               (c) No Legal Obstruction. There shall not be in effect on the
        Closing Date any Order or Law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

               (d) Opinion of Financial Advisor. Fortress shall have received within forty-five days from the date hereof a written opinion of an investment banking firm which is satisfactory in form and substance to the Board of Directors of Fortress (the "Board"), in its sole discretion, to the effect that, as of the date hereof, the Purchase Price consideration to be received by the Seller in the transaction is fair to Seller and Fortress from a financial point of view (the "Fairness Opinion"), and Fortress shall have delivered such opinion to Bank of New York, Successor Trustee to IBJ Schroeder Bank & Trust Company, the Trustee under the Indenture, dated May 21, 1996, between Fortress and the Trustee.

                                  ARTICLE VIII
                                OTHER AGREEMENTS

        8.1 EXTENSION OF CONSULTING AGREEMENTS. Purchaser and the Acquired Company are parties to four consulting agreements (the "Consulting Agreements", described in Exhibit C attached hereto and made a part hereof) in connection with four residential real estate developments known as Southern Highlands I, Southern Highlands II, Bellacere, and LLV 724 (the "Projects") managed by the Acquired Company pursuant to certain operating agreements identified in Exhibit D attached hereto and made a part hereof. Pursuant to written notice provided to the Acquired Company by the Purchaser the Consulting Agreements will terminate on April 30, 2001 unless extended by written action of the parties.

               (a) By this Agreement the Consulting Agreements between J. Christopher Stuhmer and Christopher Homes, LLC, successor to Christopher Homes, Custom Home Division, Inc., are hereby extended until the Closing Date.

               (b) In the event this Agreement is terminated under Section 12.14(a)(iii), (iv) or (v) the Consulting Agreements are hereby deemed to be extended for a period of sixty days from the date of the termination.

                                   ARTICLE IX
                                 INDEMNIFICATION

        9.1 INDEMNIFICATION BY SELLER. Subject to the limitations set forth in
Section 9.6(b), below, from and after the Closing, Seller and Fortress jointly and severally agree to indemnify, defend, and save the Acquired Company, and its officers, directors, employees, and agents, and Purchaser and Michelle Stuhmer (each, a "Purchaser Indemnified Party"), at all times from and after this Agreement through the Expiration Date harmless from and against, and to promptly pay to a Purchaser Indemnified Party or



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reimburse a Purchaser Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, filing fees, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings (including appeals, arbitration and mediation), judgments, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of --

               (a) a Construction Claim; or

               (b) action by the Acquired Company, the Seller, or Fortress to terminate an employee of the Acquired Company between the date hereof and on or before the Closing Date.

        9.2 INDEMNIFICATION BY PURCHASER. From and after the Closing, Purchaser and any assignee agree to indemnify, defend, and save Seller, Fortress, and their officers, directors, employees and agents, (a "Seller Indemnified Party") at all times from and after this Agreement through the Expiration Date harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by a Seller Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of the termination of employment of an employee of the Acquired Company after the Closing Date.

        9.3 INDEMNIFICATION PROCEDURE. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action or proceeding by an entity who is not a party to this Agreement or an affiliate of such a party (including, but not limited to any domestic or foreign court, government, or Governmental Authority or instrumentality, federal state or local) (a "Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval.


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               (a) In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expense, settlement amounts or other Losses paid or incurred in connection therewith.

               (b) In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If a firm decision is made to settle a Claim, which offer the Indemnifying Party is permitted to settle under this Section 9.3 and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Claim and, in such event, the maximum liability of the Indemnifying Party as to such Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 30 day period.

               (c) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

        9.4 FAILURE TO GIVE TIMELY NOTICE. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Sections 9.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

        9.5 REDUCTION OF LOSS. To the extent any Loss of an Indemnified Party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof and in the case of a Loss under Section 9.1(a) net of the Condo Threshold) (such net payment being referred to herein as a "Reimbursement")



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shall be credited against such Loss; provided, however, (x) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Loss, and (y) the Indemnified Party shall have no obligation, hereunder or otherwise, to pursue payment under or from any insurer or third party in respect of such loss. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of a Loss, such Reimbursement shall be promptly paid over to the Indemnifying Party.

        9.6 LIMITATION OF INDEMNIFICATION. Notwithstanding anything in this Agreement to the contrary:

               (a) Limitation of Years. A party's duty to indemnify under this
        Article IX shall coincide with the relevant statute of limitations under Nevada law controlling the claim in question, the final date under the relevant statute of limitations being the Expiration Date under this
        Article IX.

               (b) Threshold. The duty of Seller and Fortress to indemnify under
        Section 9.1(a) shall not arise until the Losses sustained or incurred by an Indemnified Party exceed the Condo Threshold and then only for the amount by which such Losses exceed the Condo Threshold.

        9.7 SUBROGATION. The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Loss satisfied by the Indemnifying Party. The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of the Acquired Company.

                                   ARTICLE XI
                                   DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings referred to in this Article 11:

"Accrued Management Fees" - with respect to the Acquired Company's management of the Projects under the Operating Agreements identified in Exhibit D, the receivables due from joint ventures as recorded on the books of the Acquired Company, less (i) deferred income from joint ventures, (ii) consulting fees due to J. Christopher Stuhmer under the Consulting Agreements, and (iii) that portion of the receivables due from joint ventures that is attributable to the warranty reserve for the unit in question or one (1%) percent of the Contract Price for which only a Purchase Agreement exists, as the case may be.

"Acquired Company" - as defined on page 2.

"Board" - as defined in Section 7.2(e).

"Business" - as defined on page 2.

"Closing" and "Closing Date - as defined in Section 3.1.

"Condition of the Business" - the business, financial condition, or results of operations of the Business.

"Condo Threshold" - with respect to the Acquired Company, the portion of warranty reserve as recorded on its books as of the Closing Date attributable to condominium units at the Terraces, plus $50,0001.

"Consents" - as defined in Sections 1.2.

"Contract Price" - with respect to a unit that is part of one of the Projects, the sales price for the unit stated in the Purchase Agreement multiplied by the Percentage of Construction Completed as of the Closing Date.

"Construction Claim" - warranty obligations and construction defects in respect of construction work on or at condominium units of the Terraces only completed by the Acquired Company and delivered to one of its customers prior to the Closing Date.

"Consulting Agreements" - as defined in Section 8.1.

"Contract" - any material agreement, lease, evidence of Indebtedness, or other material contract.

"Debt Ratio" - with respect to the balance sheet of the Acquired Company, the quotient, expressed as a ratio rounded to the nearest 1/10 percent, derived by dividing total interest bearing debt by Net Total Inventory.

"Deliveries Check List" - Exhibit B.

"Existing Lender" - as defined in Section 7.1(e).

"Expiration Date" - as defined in Section 9.6(a).

"Fortress" - The Fortress Group, Inc., a Delaware corporation.

"Indebtedness" - with respect to any person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, and (iii) in the nature of guarantees of the obligations described in clauses (i) and (ii), above of any other Person.

"Indemnified Party" - as defined in Section 9.3.

--------

(1) This number shall be calculated as of the Closing date to the satisfaction of the parties and made a part of the deliveries at closing.

"Indemnifying Party" - as defined in Section 9.3.

"Laws" - all laws, statutes, rules, regulations and ordinances of the United States or any domestic state, county, city, or other political subdivision or of any governmental or regulatory authority.

"License" - any license, permit, certificate of authority, authorization, approval and registration granted or issued by any governmental or regulatory authority.

"Liens" - any mortgage, pledge, security interest, lease, lien, charge or other encumbrance or any kind, or any Contract to give any of the foregoing.

"Losses" - as defined in Section 9.1.

"Net Total Inventory" - with respect to the balance sheet of the Acquired Company, total inventory, less capped interest, capped overhead, and the theoretical inventory adjustments.

"Note Adjustment" - with respect to the Promissory Note (Exhibit A), an adjustment to the Principal Amount determined by comparing the Adjusted Debt Ratio to 96.2%, as follows:

        (1) Note Decrease. If the Adjusted Debt Ratio is greater than 96.2%, the principal amount of the Promissory Note shall be reduced by the product of a times b where "a" is Net Total Inventory as of the Closing Date and "b" is the difference between the Adjusted Debt Ratio and 96.2%.

        (2) Note Increase. If the Adjusted Debt Ratio is less than 96.2%, the principal amount of the Promissory Note shall be increased by the product of a times c where "a" is Net Total Inventory as of the Closing Date and "c" is the difference between 96.2% and the Adjusted Debt Ratio.

"Order" - any writ, judgment, decree, injunction or similar order of any governmental authority.

"Percentage of Construction Completed" - with respect to a unit under construction that is part of one of the Projects, the percentage of construction completed shall be calculated according to the following schedule:

               Stage of Construction               Deemed percentage of Completion
               ---------------------               -------------------------------
               Staking Completed                                 25%

               Framing Completed and ready
        to request or receive framing inspection                 50%

               Drywall Completed, taped, and
                    textured                                     75%

        Unit Completed and ready for
              inspection by building inspector                  100%

"Person" - any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity, or governmental body.

"Profit Participation" - with respect to a Consulting Agreement, the sum of d, e, and f where-

        "d" equals 1.50% of the Sales Revenue (as defined in the Southern Highlands I Operating Agreement) or Contract Price, as the case may be, of units that are part of Southern Highlands I or II,

        "e" equals 1.66% of the Sales Revenue (as defined in the Bellacere Operating Agreement) or Contract Price, as the case may be, of units that are part of Bellacere, and

        "f" equals 1.5% of the Sales Revenue (as defined in the L.L.V. 724 Operating Agreement) or Contract Price, as the case may be, of units that are part of L.L.V. 724, LLC.

In calculating the respective component of Profit Participation, Sales Revenue will be used for those units that have been sold and delivered prior to or on the Closing Date, and Contract Price will be used for those units for which a Purchase Agreement has been executed prior to the Closing Date but the unit has not been closed as of the Closing Date.

"Projects" - as defined in Section 8.1.

"Purchase Agreement" - with respect to a unit that is part of one of the Projects, a binding written agreement for the sale of the unit.

"Purchaser" - as defined on page 2.

"Purchase Price" - as defined in Section 2.1.

"Purchaser Indemnified Party" - as defined in Section 9.1.

"Seller" - as defined on page 2.

"Seller Indemnified Party" - as defined in Section 9.2.

"Terraces" - a condominium development located in Clark County, Nevada known and identified on a plat as "Terraces I & II in the Hills at Summerlin", as recorded in the Records of Clark County, Nevada.

                                   ARTICLE XII
                                  MISCELLANEOUS

        12.1 NOTICES, CONSENTS, ETC. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

               (a)    If to Seller:

                      The Fortress Group, Inc.
                      1650 Tysons Boulevard
                      Suite 600
                      McLean, Virginia 22102

                      Attention: George Yeonas, President


                      Copy to:

                      Milbank Tweed Hadley & McCloy, LLP
                      One Chase Manhattan Plaza
                      New York, NY 10005

                      Attention: Dennis Dunne, Esquire
                      Facsimile No. (212) 530-5219

               (b)    If to Purchaser:

                      J. Christopher Stuhmer
                      2229 Chatsworth
                      Henderson, NV 89014

                      Copy to:

                      Thorndal, Armstrong, Delk, Balkenbush & Eisinger 1100 E. Bridger Avenue
                      Las Vegas, NV 89101

                      Attention: John Sacco, Esquire

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier.

        12.2 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

        12.3 DOCUMENTS. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

        12.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile signature, provided an original instrument shall be delivered to each party no later than three business days after the execution of the Agreement.

        12.5 EXPENSES. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing an carrying out the transactions contemplated by this Agreement.

        12.6 COOPERATION BY THE PARTIES. The parties to this Agreement will use their reasonable efforts, and will cooperate with each other of them, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable each of them to effect the transactions contemplated hereby, and will otherwise use their best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

        12.7 FURTHER ASSURANCES. At any time or from time to time up to one year after the Closing, each of the parties hereto shall, at the request of the other of the parties hereto and at such other parties' expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the sale of the Assets pursuant to this Agreement.

        12.8 GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Nevada applicable to a contract executed in such State, without giving effect to conflicts and choice of law principles.

        12.9 HEADINGS. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

        12.10 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties.

        12.11 ENTIRE AGREEMENT. This Agreement and all the Schedules and Exhibits attached to the Agreement (which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties and supersedes all prior or contemporaneous agreements or negotiations (whether in writing or oral) and may be modified only by instruments signed by both of the parties hereto. Oral modifications are absolutely prohibited.

        12.12 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, any rights or remedies under or by reason of this Agreement.

        12.13 INTERPRETATIVE MATTERS. Unless the context otherwise requires, (i) all references to Articles, Sections, Schedules or Exhibits are to those contained in or attached to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

        12.14 TERMINATION. Upon notice to the other parties hereto, the Purchaser or the Seller may terminate this Agreement prior to the Closing under the circumstances set forth below:

        (a) Prior to Closing. This Agreement may be terminated at any time prior to Closing:


               (i) at any time prior to the Closing by the mutual written consent of Purchaser and the Seller;

               (ii) at any time prior to the Closing by either the Seller or Purchaser in writing, without liability to the terminating party on account of such termination

        (provided the terminating party is not otherwise in default or in breach of this Agreement), if Purchaser or the Seller, respectively, shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing, or (ii) materially breach any of its representations, warranties or covenants contained herein; and

               (iii) By Seller at any point up to May 20, 2001 by giving notice to Purchaser that it elects to terminate its obligations under the Fairness Opinion Condition, Section 7.2(d) hereof.

               (iv) By Purchaser at any point up to July 5, 2001 by giving notice to Seller that it elects to terminate its obligations under the Financing Condition, Section 7.1(d) hereof.

               (v) By Seller on or after June 4, 2001 hereof if by that date Purchaser has not received from a financial institution a letter of interest indicating a willingness to finance this transaction, subject to formal approval by the credit committee of the financial institution.


        (b) Effect of Termination. In the event of termination of this Agreement pursuant to Subsections 12.14(a)(i),(iii), (iv), or (v) then all obligations of the parties hereunder shall terminate and each party will be relieved on any and all claims from the other party growing out of this Agreement and each party will bear its own expenses and respective fees and costs.

        12.15 SURVIVAL. The representations and warranties contained in Section
4.1 and 4.2 will survive until the expiration of the applicable statute of limitations. All other representations and warranties contained in this Agreement will not survive the Closing, and there shall be no liability in respect thereof.

        12.16 PUBLIC ANNOUNCEMENT. Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as Fortress determines; provided, however, Fortress will provide an advance copy of the public announcement to Purchaser and reasonably consider Purchaser's proposed additions or changes to the announcement. Except as is reasonably necessary to consummate this transaction or consented to by Fortress in advance or required by law, prior to Closing Purchaser shall keep this Agreement confidential.. Seller and Purchaser will consult with each other concerning the means by which the employees, customers, suppliers and other interested parties of the Acquired Company will be informed of the transaction.

        12.17 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising a right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power, or privilege, and no single or partial exercise of a right, power, or privilege will preclude any other or further exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in it can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given.

        12.18 JOINTLY NEGOTIATED. The provisions of this Agreement have been jointly negotiated by all of the parties to the Agreement, and as such, it is agreed that no provision shall be more strictly construed against a party regardless of which party drafted the provision.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

----------------------
J. Christopher Stuhmer


The Fortress Group, Inc.                    Fortress Holding-Virginia, Inc.

By:                                         By:
    ---------------------                       ---------------------
        George Yeonas,                             Brian Buchanan,
        President                                  President

[ATTEST]                                    [ATTEST]

--------------------------                  ---------------------------
Michael Villa                               Michael Villa
Assistant Secretary                         Assistant Secretary

Christopher Homes, LLC.

By:
    ---------------------
        Brian Buchanan,
        President, Fortress Holding- Virginia, Inc.
        Its sole Member

                                    AMENDMENT

        THIS AMENDMENT is made this __ day of April, 2001.

        WHEREAS, on April 5, 2001 J. Christopher Stuhmer, an individual residing in Las Vegas, Nevada (the "Purchaser"), Fortress Holding-Virginia, Inc., a Delaware corporation (the "Seller"); Christopher Homes, LLC, a Nevada limited liability company ("Christopher Homes" or the "Acquired Company"); and The Fortress Group, Inc., a Delaware corporation ("Fortress") entered into a certain Purchase Agreement (the "Agreement"), incorporated herein by reference,

        WHEREAS, the parties to the Agreement wish to amend with respect to certain dates,

        NOW, THEREFORE, in consideration of the bargaining of the parties and other valuable consideration, the receipt of which is hereby acknowledged, IT IS AGREED AS FOLLOWS:

        1. Section 7.1(d) of the Agreement is amended to substitute "one hundred, five days" in place of "ninety days" where that phrase appears.

        2. Section 7.2(d) of the Agreement is amended to substitute "sixty days" in place of "forty-five days" where that phrase appears.

        3. Subsection 12.14(a)(iii) is amended to read as follows:

               "(iii) By Seller at any point up to June 4, 2001 by giving notice to Purchaser that it elects to terminate its obligations under the Fairness Opinion Condition, Section 7.2(d) hereof."

        4. Subsection 12.14(a)(iv) is amended to read as follows:

               "(iv) By Purchaser at any point up to July 20, 2001 by giving notice to Seller that it elects to terminate its obligations under the Financing Condition, Section 7.1(d) hereof."

        5. Subsection 12.14(a)(v) is amended to read as follows:

               "(v) By Seller on or after June 19, 2001 hereof if by that date Purchaser has not received from a financial institution a letter of interest indicating a willingness to finance this transaction, subject to formal approval by the credit committee of the financial institution."

        This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may also be executed by facsimile signature, provided an original instrument shall be delivered to each party no later than five business days after the execution of the Agreement.

        IN WITNESS WHEREOF the parties have executed this Amendment on the day and year first above written.


----------------------
J. Christopher Stuhmer


The Fortress Group, Inc.                    Fortress Holding-Virginia, Inc.

By:                                         By:
    --------------------                        ----------------------
        George Yeonas,                             Brian Buchanan,
        President                                  President

[ATTEST]                                    [ATTEST]

----------------------                       ------------------
Michael Villa                               Michael Villa
Assistant Secretary                         Assistant Secretary

Christopher Homes, LLC.

By:
    --------------------
        Brian Buchanan,
        President, Fortress Holding- Virginia, Inc.
        Its sole Member

                                SECOND AMENDMENT

        THIS SECOND AMENDMENT is made this __ day of July, 2001.

        WHEREAS, on April 5, 2001 J. Christopher Stuhmer, an individual residing in Las Vegas, Nevada (the "Purchaser"), Fortress Holding-Virginia, Inc., a Delaware corporation (the "Seller"); Christopher Homes, LLC, a Nevada limited liability company ("Christopher Homes" or the "Acquired Company"); and The Fortress Group, Inc., a Delaware corporation ("Fortress") entered into a certain Purchase Agreement (the "Agreement"), incorporated herein by reference,

        WHEREAS, the Agreement was amended an Amendment dated May 20, 2001 (incorporated herein by reference),

        WHEREAS, the parties to the Agreement, as amended, wish to further amend it with respect to certain terms of Exhibit A attached to the Agreement, the Promissory Note,

        NOW, THEREFORE, in consideration of the bargaining of the parties and other valuable consideration, the receipt of which is hereby acknowledged, IT IS AGREED AS FOLLOWS:

        1. The Agreement, as amended, is further amended by amending the Promissory Note attached as Exhibit A as follows:

               (a) A new section 2.2 is added as follows:

               "2.2 BORROWERS' RIGHT TO EXTEND THE DUE DATES OF INSTALLMENT PAYMENTS. Borrowers shall have the right, at their sole election and within their discretion, to extend the due dates referred to in Section 2.1(a) through (d) inclusive set forth hereinabove to the dates indicated hereinbelow. The right to extend shall be exercised by Borrowers in writing by providing notice in accordance with Section 12.1 of the Purchase Agreement at any time up to and including the original due date set forth in Section 2.1(a) through (d), above. The original installment payment dates may be extended as follows:

                      (a) From March 31, 2002 to January 1, 2003;

                      (b) From June 30, 2002 to March 31, 2003;

                      (c) From September 30, 2002 to June 30, 2003;

                      (d) From December 31, 2002 to September 30, 2003."

               (b) Current Section 2.2 is renumbered as Section 2.3 and is amended to read as follows:

                      "2.3 INTEREST.

                      (a) Subject to the exception provided in Section 2.3(b),
               below, this Promissory Note will not accrue interest unless and until there is an Event of Default by the Borrowers under Section 3.1(a)(i). If such Event of Default occurs, the Borrowers agree to pay interest on any amount owing under this Promissory Note, for the period including the date due, but excluding the date such amount is paid in full, at a rate equal to 12% per annum.

                      (b) Notwithstanding the provisions of Section 2.3(a),
               above, in the event Borrowers elect to extend the due date of an installment payment under Section 2.2, above, the installment payment due on the extended payment date shall include interest from the original due date at a rate equal to twelve (12%) percent per annum until paid."

               (b) Section 3.1(a) is amended to read as follows:

                      "(a) The Borrowers fail to pay -

                             (i) any Installment Payment due in accordance with
                      the original payment schedule as provided in Section 2.1, unless extended pursuant to Section 2.2, above; or

                             (ii) any Installment Payment or interest due on an
                      extended payment date pursuant to Section 2.2, above;"

        2. In consideration of foregoing amendments, Borrowers represent that during the term of the Promissory Note they will provide to Lender a copy of the quarterly financial statements of the Acquired Company within forty-five days of the end of each quarter, commencing the quarter ending December 31, 2001.

        3. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may also be executed by facsimile signature, provided an original instrument shall be delivered to each party no later than five business days after the execution of the Agreement.

        IN WITNESS WHEREOF the parties have executed this Second Amendment on the day and year first above written.


----------------------
J. Christopher Stuhmer


The Fortress Group, Inc.                    Fortress Holding-Virginia, Inc.

By:                                         By:
   -----------------------                      -----------------------
        Jeffrey Shirley,                           Brian Buchanan,
        Vice President                             President

[ATTEST]                                    [ATTEST]

----------------------                       ------------------
Michael Villa                               Michael Villa
Assistant Secretary                         Assistant Secretary

Christopher Homes, LLC.

By:
    ---------------------
        Brian Buchanan,
        President, Fortress Holding- Virginia, Inc.
        Its sole Member